EXHIBIT 99.1

Business

Overview

GE Life and Annuity Assurance Company (the “Company”, “we”, “us”, or “our” unless context otherwise requires) is a stock life insurance company operating under a charter granted by the Commonwealth of Virginia on March 21, 1871 as The Life Insurance Company of Virginia. General Electric Capital Corporation (“GE Capital”), an affiliate of the General Electric Company (“GE”), acquired us from Aon Corporation on April 1, 1996. GE Capital subsequently contributed us to its wholly owned subsidiary, GE Financial Assurance Holdings, Inc., (“GEFAHI”) and ultimately the majority of the outstanding common stock to General Electric Capital Assurance Company (“GECA”). As part of an internal reorganization of GEFAHI’s insurance subsidiaries, the Harvest Life Insurance Company (“Harvest”) merged into us on January 1, 1999. At this time we were renamed GE Life and Annuity Assurance Company. Harvest’s former parent, Federal Home Life Insurance Company (“Federal”), received our common stock in exchange for its interest in Harvest.

On May 24, 2004, GEFAHI transferred substantially all of its assets to Genworth Financial, Inc. (“Genworth”), including all of the outstanding capital stock of GNA Corporation (“GNA”), our indirect parent and 800 shares of our common stock that GEFAHI had held directly. As a result, we became an indirect, wholly-owned subsidiary of Genworth. On May 25, 2004, Genworth’s Class A common stock began trading on The New York Stock Exchange. As of December 31, 2004, approximately 30% of Genworth’s common stock was owned by public shareholders and GEFAHI owned approximately 70% of Genworth’s common stock.

On May 31, 2004, (1) Genworth contributed to GNA and GNA in turn contributed to GECA 800 shares of our common stock and (2) Federal paid a dividend to GECA consisting of 2,378 shares of our common stock. As a result of the foregoing contribution and dividend, we became a direct, wholly-owned subsidiary of GECA while remaining an indirect, wholly-owned subsidiary of Genworth.

GE, as a beneficial owner of Genworth, has stated that, subject to market conditions, it expects to reduce its ownership in Genworth in an orderly manner over the next two years as Genworth transitions to full independence.

On March 31, 2005 and September 27, 2005, GE completed respective secondary offerings of Genworth’s common stock. As of September 30, 2005, approximately 73% of Genworth’s common stock was owned by public shareholders and approximately 27% of Genworth’s common stock was beneficially owned by GE.

We principally offer annuity contracts, guaranteed investment contracts (“GICs”), funding agreements, Medicare supplement insurance and life insurance policies. We do business in the District of Columbia and all states, except New York. Our principal offices are located at 6610 West Broad Street, Richmond, Virginia 23230.

We are one of a number of subsidiaries of Genworth, a company that, through its subsidiaries, provides consumers financial security solutions by selling a wide variety of insurance, investment and retirement products, primarily in North America. Our product offerings are divided along two segments of consumer needs: (1) Retirement Income and Investments and (2) Protection.

•	Retirement Income and Investments. We offer deferred annuities (variable and fixed) and variable life insurance to a broad range of individual consumers who want to accumulate tax-deferred assets for retirement, desire a tax-efficient source of income and seek to protect against outliving their assets. We also offer GICs and funding agreements as investment products to qualified buyers.

•	Protection. Our Protection segment includes universal life insurance, interest-sensitive whole life insurance and Medicare supplement insurance. Life insurance products provide protection against financial hardship after the death of an insured by providing cash payment to the beneficiaries of the policyholder. Medicare supplement insurance provides coverage for Medicare-qualified expenses that are not covered by Medicare because of applicable deductibles or maximum limits.

We also have a Corporate and Other segment, which consists primarily of net realized investment gains, unallocated corporate income, expenses and income taxes.

Market Environment and Opportunities

We believe we are well positioned to benefit from a number of significant demographic, governmental and market trends, including the following:

•	Aging U.S. population with growing retirement income needs. According to the U.S. Social Security Administration in a report issued in 2004, from 1945 to 2003, U.S. life expectancy at birth increased from 62.9 years to 74.4 years for men and from 68.4 years to 79.5 years for women, respectively, and life expectancy is expected to increase further. In addition, increasing numbers of baby boomers are approaching retirement age. Based on the 2000 census, the U.S. Census Bureau projects that the percentage of the U.S. population aged 55 or older will increase from approximately 22% (65 million) in 2004 to more than 29% (97 million) in 2020. These increases in life expectancy and the average age of the U.S. population heighten the risk that individuals will outlive their retirement savings. In addition, approximately $4.2 trillion of invested financial assets are held by people within 10 years of retirement and approximately $2.4 trillion of invested financial assets are held by individuals who are under age 70 and consider themselves retired, in each case according to a survey conducted by SRI Consulting Business Intelligence in 2004. We believe these trends will lead to growing demand for products, such as our income annuities and other investment products that help consumers accumulate assets and provide reliable retirement income.

•	Growing lifestyle protection gap. The aging U.S. population and a number of other factors are creating a significant lifestyle protection gap for a growing number of individuals. This gap is the result of individuals not having sufficient resources, including insurance coverage, to ensure that their future assets and income will be adequate to support their desired lifestyle. Other factors contributing to this gap include declining individual savings rates, rising healthcare and nursing care costs, and a shifting of the burden for funding protection needs from governments and employers to individuals. For example, many companies have reduced employer-paid benefits in recent years, and the Social Security Administration projected in 2004 that the annual costs of Social Security will exceed the program’s tax revenue under current law in 2018, creating the potential for both long-term benefit reductions from these traditional sources and the need for individuals to identify alternative sources for these benefits.

Competitive Strengths

We believe the following competitive strengths will enable us to capitalize on opportunities in our targeted markets:

•	Product innovation. We have a tradition of developing innovative insurance products to serve the needs of our customers. We introduced the Income Distribution Series of guaranteed income annuity product and riders that provide the contractholder with a guaranteed minimum income stream and an opportunity to participate in market appreciation. We are selective in the products we offer and strive to maintain appropriate return and risk thresholds when we expand the scope of our product offerings. We believe our reputation for innovation and our variety of products enable us to sustain strong relationships with our distributors. They also position us to benefit from the current trend among distributors to reduce the number of insurers with whom they maintain relationships, while at the same time providing distributors continued access to a variety of products.

•	Extensive, multi-channel distribution network. We have extensive distribution reach and offer consumers access to our products through a broad network of financial intermediaries, independent producers and dedicated sales specialists. In addition, we maintain strong relationships with leading distributors by providing a high level of specialized and differentiated distribution support, such as product training, advanced marketing and sales solutions and technology solutions that support the distributors’ sales efforts.

•	Technology-enhanced, scalable, low-cost operating platform. We have pursued an aggressive approach to cost-management and continuous process improvement. We employ an extensive array of cost management disciplines, forming dedicated teams to identify opportunities for cost reductions and the continuous improvement of business processes. This has enabled us to reduce our recurring operating expenses and provide funds for new growth and technology investments. We also have developed sophisticated technology tools that enhance performance by automating key processes and reducing response times and process variations. These tools also make it easier for our customers and distributors to do business with us. Through an outsourcing provider that is 40% owned by GE, we also have a substantial team of professionals in India who provide us with a variety of support services.

•	Disciplined risk management with strong compliance practices. Risk management and regulatory compliance are critical parts of our business, and we believe we are recognized in the insurance industry for our excellence in these areas. We employ comprehensive risk management processes in virtually every aspect of our operations, including product development, underwriting, investment management, asset-liability management and technology development programs. We have an experienced group of professionals dedicated exclusively to our risk management processes. We believe our disciplined risk management processes have enabled us to avoid a number of the pricing and product design pitfalls that have affected other participants in the insurance industry. For example, we have not offered a traditional guaranteed minimum income benefit with our variable annuities as offered by many of our competitors because we concluded the exposures inherent in these benefits exceed our permissible risk tolerance. We take a similar disciplined approach to legal and regulatory compliance. Throughout our company we instill a strong commitment to integrity in business dealings and compliance with applicable laws and regulations.

•	Strong balance sheet and high-quality investment portfolio. As part of Genworth, we believe our ratings and capital strength provide us with a significant competitive advantage. We have a diversified, high-quality investment portfolio with $8,850.6 million of invested assets, as of December 31, 2004. Approximately 91.2% of our fixed maturities had ratings equivalent to investment-grade, and less than 1.0% of our total investment portfolio consisted of equity securities, as of December 31, 2004. We also actively manage the relationship between our investment assets and our insurance liabilities. Our prudent approach to managing our balance sheet reflects our commitment to maintaining financial strength.

Growth Strategies

Our objective is to increase operating earnings and enhance returns on equity. We intend to pursue this objective by focusing on the following strategies:

•	Capitalize on attractive growth trends in our key markets. We have positioned our product portfolio and distribution relationships to capitalize on the attractive growth prospects in our key markets:

Retirement income, where we believe growth will be driven by a variety of favorable demographic trends and the approximately $4.2 trillion of invested financial assets in the U.S. that are held by people within 10 years of retirement and approximately $2.4 trillion of invested assets that are held by individuals who are under age 70 and consider themselves retired, in each case according to a survey conducted by SRI Consulting Business Intelligence in 2004. Our Income Distribution Series of products are designed to enable the growing retired population to convert their accumulated assets into reliable income that they cannot outlive.

Funding-Agreement Backed Notes (“FA –BNs”) in both unregistered and registered platforms, where the total FA-BN market has grown from $20.3 billion in 2000 issuance to $37.6 billion in 2004 issuance according to Standard and Poor’s Rating Services (“S&P”). The latest development has been issuing these through an SEC registered platform, the first of which was launched in late 2003. Genworth’s Retirement Income and Investments segment began issuing in the unregistered market in 2001 and has placed $5.8 billion through 2004, $685.0 million of which was issued through the Company. We expect to introduce our registered platform late in 2005 targeting institutional investors. In 2006, we will explore introducing a retail notes platform whereby retail investors can purchase amounts in denominations of $1,000. The demand for strong credit ratings and diversity of issuer base should support growth for us in this market space.

•	Further strengthen and extend our distribution channels. We intend to further strengthen and extend our distribution channels by continuing to differentiate ourselves in areas where we believe we have distinct competitive advantages. These areas include:

Product innovations, as evidenced by new product introductions, such as the introduction of our Income Distribution Series of product and riders that provide guaranteed income for life with potential for market upside while mitigating some of the risks associated with income guarantees via patent pending product design features. We have also continued to add new design features to our income product and riders to more closely match the needs of specific populations such as liquidity and payment options.

Collaborative approach to key distributors, which includes our tailored approach to our sales intermediaries addressing their unique service needs and benefiting our distributors and deepening our relationships with them. We have also added extensively to our wholesaling network with approximately 180 internal and external wholesalers focused on educating distributors on the rapidly emerging need for guaranteed income as of December 31, 2004.

•	Enhance returns on capital and increase margins. We believe we will be able to enhance our returns on capital and increase our margins through the following means:

Adding new business layers at targeted returns and optimizing mix. We have introduced revised pricing and new products, which we believe will increase our expected returns. We have exited or placed in run-off certain product lines in blocks of business with low returns, including, for example, our older GICs. As these blocks decrease, we expect to release capital over time to deploy to higher-return products and/or businesses.

Investment income enhancements. The yield on our investment portfolio is affected by the practice, prior to Genworth’s separation from GE, of realizing investment gains through the sale of appreciated securities and other assets during a period of historically low interest rates. This strategy had been pursued to offset impairments in our investment portfolio, fund consolidations and restructurings in our business and provide current income. Subsequent to Genworth’s separation from GE, our investment strategy is to optimize investment income without relying on realized investment gains. Although the interest-rate environment since Genworth’s separation from GE in mid-2004 has been challenging, we expect over time that the yield on our investment portfolio will stabilize, with the potential for yield increases in a rising interest rate environment. We also will seek to improve our investment yield by continuously evaluating our asset class mix, pursuing additional investment classes and accepting additional credit risk when we believe that it is prudent to do so.

Ongoing operating cost reductions and efficiencies. We continually focus on reducing our cost base while maintaining strong service levels for our customers. We expect to accomplish this goal through a wide range of cost management disciplines, including, reducing supplier costs, leveraging process improvement efforts, forming focused teams to identify opportunities for cost reductions and investing in new technology, particularly for web-based, digital end-to-end processes.

Retirement Income and Investments

Overview

Through our Retirement Income and Investments segment, we offer fixed and variable deferred annuities and income annuities. We offer these products to a broad range of consumers who want to accumulate tax-deferred assets for retirement, desire a reliable source of income during their retirement, and/or seek to protect against outliving their assets during retirement. According to VARDS, we were the largest provider of variable income annuities in the U.S. for the year ended December 31, 2004, based upon total premiums and deposits.

According to LIMRA International, sales of individual annuities were $220 billion and $219 billion in 2002 and 2003, the last years for which industry data regarding aggregate sales of individual annuities is available. We believe aggregate sales of individual annuities in 2004 remained nearly constant from 2003 and 2002 levels for two reasons. First, the low interest rates that persisted throughout 2003 and 2004 resulted in low crediting rates and limited market demand for certain annuities. Second, continued volatility in the equity markets caused potential purchasers to refrain from purchasing products, such as variable annuities and variable life insurance, that have returns linked to the performance of the equity markets. We believe that higher interest rates and greater stability in equity markets will result in increased demand for annuities and other investment products that help consumers accumulate assets and provide reliable retirement income.

We offer variable and fixed deferred annuities, in which assets accumulate until the contract is surrendered, the contractholder dies or the contractholder begins receiving benefits under an annuity payout option. We also offer variable income annuities. We believe our variable annuity offerings continue to appeal to contractholders who wish to participate in returns linked to equity and bond markets. We also offer variable life insurance through our Retirement Income and Investments segment because this product provides investment features that are similar to our variable annuity products.

In addition to our annuity and variable life insurance products, we offer a number of specialty products, including GICs and funding agreements. We sell GICs to ERISA-qualified plans, such as pension and 401(k) plans, and we sell funding agreements to money market funds that are not ERISA qualified and to other institutional investors.

We develop our annuity products through a rigorous pricing and product development process designed to achieve targeted returns based upon each product’s risk profile and our expected rate of investment returns. We compete for sales of annuities through competitive pricing policies and innovative product design. For example, in 2004, we introduced the Income Distribution Series of guaranteed income annuity product and riders that provide a guaranteed minimum income stream with an opportunity for the contractholder to participate in market appreciation but reduce some of the risks to insurers that generally accompany traditional products with guaranteed minimum income benefits.

We offer our annuities and other investment products primarily through financial institutions and specialized brokers, as well as independent accountants and independent advisers associated with Genworth’s captive broker dealer. We provide extensive training and support to our distributors through a wholesaling sales force that specializes in retirement income needs.

The following table sets forth selected financial information regarding the products we offer through our Retirement Income and Investments segment as of the dates and for the periods indicated:

	As of for the years ended December 31,
(Dollar amounts in millions)	2004	2003	2002
Fee-Based Products

Variable annuities
Account value, net of reinsurance, beginning of period	$10,455.1	$8,891.9	$10,058.8
Deposits	766.9	1,822.6	1,595.2
Market Performance	70.3	1,254.9	(1,136.3)
Surrenders, benefits and product charges	(35.4)	(1,514.3)	(1,625.8)
Reinsurance transfer (1)	(10,253.0)	—	—

Account value, net of reinsurance, end of period	$1,003.9	$10,455.1	$8,891.9

Variable life
Account value, net of reinsurance, beginning of period	$313.2	$255.9	$283.5
Deposits	38.9	45.3	47.5
Market Performance	41.4	42.4	(31.5)
Surrenders, benefits and product charges	(49.5)	(30.4)	(43.6)

Account value, net of reinsurance, end of period	$344.0	$313.2	$255.9

Total fee-based products account value, end of period	$1,347.9	$10,768.3	$9,147.8
Spread-Based Institutional Products

GICs and funding agreements
Account value, net of reinsurance, beginning of period	$4,051.8	$5,263.3	$5,960.1
Deposits	460.1	869.2	1,239.7
Interest credited	144.5	177.8	230.2
Surrenders, benefits and product charges	(989.1)	(2,258.5)	(2,166.7)

Account value, net of reinsurance, end of period	$3,667.3	$4,051.8	$5,263.3

Spread-Based Retail Products

Fixed annuities
Account value, net of reinsurance, beginning of period	$939.3	$1,026.6	$1,118.2
Deposits	8.9	5.7	59.3
Interest credited	39.0	42.2	46.7
Surrenders, benefits and product charges	(133.8)	(135.2)	(197.6)

Account value, net of reinsurance, end of period	$853.4	$939.3	$1,026.6

Single Premium Income Annuities
Account value, net of reinsurance, beginning of period	$78.6	$83.9	$89.5
Deposits	10.3	8.2	5.7
Interest credited	5.7	3.8	8.1
Surrenders, benefits and product charges	(15.8)	(17.3)	(19.4)

Account value, net of reinsurance, end of period	$78.8	$78.6	$83.9

Structured Settlements
Account value, net of reinsurance, beginning of period	$181.3	$184.2	$184.8
Deposits	—	—	—
Interest credited	—	13.1	13.2
Surrenders, benefits and product charges	0.2	(16.0)	(13.8)
Reinsurance transfer (1)	(181.5)	—	—

Account value, net of reinsurance, end of period	$—	$181.3	$184.2

Total spread-based retail products, net of reinsurance, end of period	$932.2	$1,199.2	$1,294.7

(1)	We ceded to Union Fidelity Life Insurance Company (“UFLIC”), effective as of January 1, 2004, all of our in-force structured settlement contracts and substantially all of our in-force variable annuity contracts.

Products

Variable annuities

We offer variable annuities that allow the contractholder to make payments into a guaranteed interest-rate account and separate accounts that invest in available underlying mutual funds, with allocations determined by the contractholder. A deferred variable annuity has an accumulation period and a payout period. Our variable annuity products allow the contractholder to allocate all or a portion of his account value to separate accounts that invest in investment accounts that are distinct from our general account. Assets allocated to each separate account track the performance of available underlying mutual funds. There is no guaranteed minimum rate of return in these subaccounts which invest in these underlying mutual funds, and the contractholder bears the entire risk associated with the performance of these subaccounts. Some of our variable annuities also permit the contractholder to allocate a portion of his account value to our general account, in which case we credit interest at specified rates, subject to certain guaranteed minimums, which are comparable to the minimum rates in effect for our fixed annuities.

Our variable annuity contracts permit the contractholder to withdraw all or part of the premiums paid, plus the amount credited to his account, subject to surrender charges, if any. The cash surrender value of a variable annuity contract depends upon the value of the assets that have been allocated to the contract, how long those assets have been in the contract and the investment performance of the mutual funds to which the contractholder has allocated assets.

Variable annuities provide us with fee-based revenue in the form of expense charges and, in some cases, mortality charges. These fees equal a percentage of the contractholder’s assets in the separate account and typically range from 1.2% to 1.7% per annum. We also receive fees charged on assets allocated to our separate account to cover administrative costs.

We also offer variable annuities with fixed account options and with bonus features. Variable annuities with fixed account options enable the contractholder to allocate a portion of his account value to the fixed account, which pays a fixed interest crediting rate. New deposits to the fixed account within the variable annuity are limited to 25% of the total deposit. The portion of the account value allocated to the fixed account option represents general account liability for us and functions similarly to a traditional fixed annuity, whereas for the portion allocated to the separate account, the contractholder bears the investment risk. Our variable annuities with bonus features entitle the contractholder to an additional increase to his account value upon making a deposit. However, variable annuities with bonus features are subject to different surrender charge schedules and expense charges than variable annuities without the bonus feature.

Our variable annuity contracts provide for a guaranteed minimum death benefit, or GMDB, which provides a minimum account value to be paid upon the annuitant’s death. Our contractholders also have the option to purchase, at an additional charge, a GMDB rider that provides for an enhanced death benefit. Assuming every annuitant died on December 31, 2004, as of that date, contracts with GMDB features not covered by reinsurance had an account value of $992.7 million and a related death benefit exposure of $0.9 million net amount at risk. In May 2003, we raised prices of, and reduced certain benefits under, our newly issued GMDBs. We continue to evaluate our pricing and hedging of GMDB features and intend to change prices if appropriate. In addition, in July 2004, we introduced a variable annuity product with a guaranteed minimum withdrawal benefit, or GMWB. This product provides a guaranteed annual withdrawal of a fixed portion of the initial deposit over a fixed period of time but requires a balanced asset allocation of the customer’s separate account deposit.

We continually review potential new variable annuity products and pursue only those where we believe we can achieve targeted returns in light of the risks involved. Unlike several of our competitors, we have not offered variable annuity products with traditional guaranteed minimum income benefits, or GMIBs, or with guaranteed minimum accumulation benefits, or GMABs. Traditional GMIB products guarantee a specified minimum appreciation rate for a defined period of time, after which annuity payments commence. GMAB products guarantee a customer’s account value will be no less than the original investment at the end of a specified accumulation period, plus a specified interest rate.

Although we do not offer traditional GMIBs or GMABs, we have been able to capitalize on the demand for products with guarantees with our GE Retirement Answer®, or GERA™. GERA™ is a variable deferred annuity that has a minimum 10-year scheduled deposit period for customers who desire guaranteed minimum income streams at the end of an accumulation period. The income stream may exceed the guaranteed minimum based upon the performance of the mutual fund underlying the separate account. As of December 31, 2004, our sales as measured by collected scheduled periodic deposits and future scheduled periodic deposits for this product totaled $1.2 billion since its inception in April 2002. Based on key product design features, some of which have patents pending which have been assigned to Genworth, we believe GERA™ allows us to provide our customers a guaranteed income annuity product that mitigates a number of the risks that accompany traditional guaranteed minimum income benefits offered by many of our competitors.

GERA™ is a component of our Income Distribution Series of variable annuity product and riders. The Income Distribution Series also includes the GE Guaranteed Income Advantage, or GIA, and the GE Principal Protection Advantage, or PPA. The GIA is a rider to several of our variable annuity products that provides retirement benefits similar to the GERA™ but requires contractholders to allocate assets among a group of available investment options. Whereas the GERA™ and the GIA require a minimum ten-year accumulation period, the PPA is designed for purchasers nearing retirement and requires only a three-year accumulation period before annuitization.

Variable life insurance

We offer variable life insurance products that provide insurance coverage through a policy that gives the policyholder flexibility in investment choices and, in some products, in premium payments and coverage amounts. Our variable life products allow the policyholder to allocate all or a portion of his premiums to separate accounts that invest in investment accounts that are distinct from our general account. Assets allocated to each separate account track the performance of available underlying mutual funds. There is no guaranteed minimum rate of return in these subaccounts, which invest in these underlying mutual funds, and the policyholder bears the entire investment risk associated with the performance of the subaccounts. Some of our variable life insurance products also permit the policyholder to allocate all or a portion of his account value to our general account, in which case we credit interest at specified rates, subject to certain guaranteed minimums, which are comparable to the minimum rates in effect for our fixed annuities.

Similar to our variable annuity products, we collect specified mortality and expense charges and fees charged on assets allocated to the separate account to cover administrative services and costs. We also collect cost of insurance charges on our variable life insurance products to compensate us for the mortality risk of the guaranteed death benefit, particularly in the early years of the policy when the death benefit is significantly higher than the value of the policyholder’s account.

Guaranteed investment contracts and funding agreements

We offer GICs and funding agreements, which are deposit-type products that pay a guaranteed return to the contractholder on specified dates. GICs are purchased by ERISA qualified plans, including pension and 401(k) plans. Funding agreements are purchased by institutional accredited investors for various kinds of funds and accounts that are not ERISA qualified. Purchasers of funding agreements include money market funds, bank common trust funds and other corporate and trust accounts and private investors in the U.S. and other countries.

Substantially all our GICs allow for the payment of benefits at contract value to ERISA plans prior to contract maturity in the event of death, disability, retirement or change in investment election. We carefully underwrite these risks before issuing a GIC to a plan and historically have been able to effectively manage our exposure to these benefit payments. Our GICs typically credit interest at a fixed interest rate and have a fixed maturity generally ranging from two to six years.

Our funding agreements generally credit interest on deposits at a floating rate tied to an external market index. To hedge our exposure to fluctuations in interest rates, we invest the proceeds backing floating-rate funding agreements in floating-rate assets. Some of our funding agreements are purchased by money market funds, bank common trust funds and other short-term investors. These funding agreements typically are renewed annually, and generally contain “put” provisions, through which the contractholder has an option to terminate the funding agreement for any reason after giving notice within the contract’s specified notice period, which is generally 90 days. As of December 31, 2004, we had an aggregate of $1,108.0 million of floating-rate funding agreements outstanding, compared to $1,186.9 million as of December 31, 2003. Of the $1,108.0 million aggregate amount outstanding as of December 31, 2004, $458.0 million had put option features, none of which were less than 90 days. GE Capital has guaranteed certain obligations under floating-rate funding agreements with a final maturity on or before June 30, 2005. This guarantee covers our obligations to contractholders and requires us to reimburse GE Capital for any payments made to contractholders under the guarantee. As of December 31, 2004, GE Capital’s guarantee covered $858.0 million of outstanding floating-rate funding agreements.

We also issue funding agreements to trust accounts to back medium-term notes purchased by investors. These contracts typically are issued for terms of one to seven years. As of December 31, 2004 and 2003, we had an aggregate of $435.0 million of these funding agreements. These funding agreements did not permit early termination.

Fixed annuities

We have a closed block of single premium deferred annuities (“SPDAs”). In addition, we offer two fixed annuity products in the form of modified guaranteed annuity contracts. These contracts provide for a single premium to be allocated to a guaranteed term option for one or more guaranteed terms ranging from 1 to 10 years in duration. During the accumulation period, the portion of the single premium payment allocated to any guaranteed term will earn a pre-declared guaranteed rate of interest for that term. However, if the contractholder surrenders or annuitizes the contract, withdraws or transfers any portion of assets prior to the end of the guaranteed term, we will apply a market value adjustment to the proceeds and we may assess a surrender charge. The market value adjustment may result in a positive, negative or zero change in value depending on interest rates in effect at the time the market value adjustment is applied. For example, if interest rates are rising, generally the contractholder will bear the risk that the market value adjustment will be negative, causing a reduction in the amount available for surrender. However, if interest rates are falling, generally, the contractholder will receive a positive market value adjustment, providing an increase in value when surrendering the contract. If there is no change in interest rates at the time of the market value adjustment, generally, the market value adjustment will have no impact on contract value. Approximately $178.3 million, or 20.9% of the total account value of our fixed annuities as of December 31, 2004, were subject to surrender charges.

At least once each month, we set an interest crediting rate for newly issued fixed SPDAs and additional deposits. We maintain the initial crediting rate for a minimum period of one year or the guarantee period, whichever is longer. Thereafter, we may adjust the crediting rate no more frequently than once per year for any given deposit. Our modified guaranteed annuity contracts have a minimum guaranteed crediting rate of 3.0%.

Our earnings from fixed annuities are based upon the spread between the crediting rate on our fixed annuity contracts and the returns we earn on our investment of premiums in our general account.

Income annuities

We offer variable income annuities, which provide for an accumulation period, followed by a guaranteed minimum income stream for the life of the annuitant, with the possibility of additional income depending upon underlying investment account performance.

We anticipate higher sales of income annuities with the demographic shift toward more people reaching retirement age and focusing on their need for dependable retirement income.

Structured settlements

Structured settlement contracts provide an alternative to a lump sum settlement, generally in a personal injury lawsuit or worker’s compensation claim, and typically are purchased by property and casualty insurance companies for the benefit of an injured claimant. The structured settlements provide scheduled payments over a fixed period or, in the case of a life-contingent structured settlement, for the life of the claimant with a guaranteed minimum period of payments. Structured settlement contracts also may provide for irregularly scheduled payments to coincide with anticipated medical or other claimant needs. These settlements offer tax-advantaged, long-range financial security to the injured party and facilitate claim settlement for the property and casualty insurance carrier. Structured settlement contracts are long-term in nature, guarantee a fixed benefit stream and generally do not permit surrender or borrowing against the amounts outstanding under the contract.

In the second quarter 2004, we entered into reinsurance transactions in which we ceded, effective January 1, 2004, all of our in-force structured settlements business to UFLIC.

Underwriting and pricing

We generally do not underwrite individual lives in our annuity products. Instead, we price our products based upon our expected investment returns and our expectations for mortality, longevity and persistency for the group of our contractholders as a whole, taking into account mortality improvements in the general population and our historical experience. We price deferred annuities by analyzing longevity and persistency risk, volatility of expected earnings on our assets under management, and the expected time to retirement. We price our GICs using customized pricing models that estimate both expected cash flows and likely variance from those expectations caused by reallocations of assets by plan participants.

Underwriting for our variable life insurance policies involves a determination of the type and amount of risk that we are willing to accept. Our underwriters evaluate each policy application on the basis of the information provided by the applicant and others. We follow detailed and uniform underwriting practices and procedures designed to properly assess and quantify risks before issuing coverage to qualified applicants. The long-term profitability of our products is affected by the degree to which future experience deviates from these assumptions.

Competition

We face significant competition in all our Retirement Income and Investments businesses. Many other companies actively compete for sales in our markets, including other major insurers, banks, other financial institutions, mutual fund and money asset management firms and specialty providers. In many of our product lines, we face competition from competitors that have greater market share or breadth of distribution, offer a broader range of products, services or features, assume a greater level of risk, have lower profitability expectations or have higher claims paying ratings than we do. Many competitors offer similar products and use similar distribution channels. The substantial expansion of banks’ and insurance companies’ distribution capacities and expansion of product features in recent years has intensified pressure on margins and production levels and has increased the level of competition in many of our business lines.

We believe competition in our Retirement Income and Investments businesses is based on several factors, including product features, customer service, brand reputation, penetration of key distribution channels, breadth of product offering, product innovations and price.

Protection

Overview

Through our Protection segment, we offer life insurance which includes universal life insurance and interest-sensitive whole life insurance and accident and health insurance which includes Medicare supplement insurance.

Products

Life Insurance

Our life insurance products provide protection for the entire life of the insured and allow for cash value accumulation. These products include interest-sensitive whole life (“ISWL”) and universal life insurance (“UL”). Our life insurance policies provide a death benefit payable upon death of the insured. Owners of life insurance pay premiums that are applied to their account value, net of any expense charges. We deduct cost of insurance charges, which vary by age, gender, plan, and class of insurance from the account value. We determine our cost of insurance each year in advance, which is subject to a maximum stated in each policy. The owner may access their account value through policy loans, partial withdrawals, or full surrender of the policy. Some withdrawals and surrenders are subject to surrender charges. Our premiums and deposits collected on life insurance in-force for the years ended December 31, 2004, 2003, and 2002 were $143.7 million, $164.5 million, and $163.1 million, respectively.

We credit the policyholder account value for ISWL and UL policies with interest at an interest rate we determine in advance and generally guarantee for a policy year at a time. Policies have a minimum credited interest rate, which varies by policy and ranges from 4.0% to 6.0%. ISWL and UL differ in two major ways. ISWL requires the contractholder to pay a fixed premium we determine each year, while UL allows a contractholder to determine the amount of premium to be paid, subject to certain minimum and maximum values. Also, the ISWL death benefit is fixed at issue, while the contractholder may decrease and (subject to evidence of good health) increase the death benefit on a UL policy.

Our UL policies provide policyholders with lifetime death benefit coverage, the ability to accumulate assets on a flexible, tax-deferred basis, and the option to access the cash value of the policy through a policy loan, partial withdrawal or full surrender. Our UL products allow policyholders to adjust the timing and amount of premium payments. We credit premiums paid, less certain expenses, to the policyholder’s account and from that account deduct regular expense charges and certain risk charges, known as cost of insurance, which generally increase from year to year as the insured ages. Our UL policies accumulate cash value that we pay to the insured when the policy lapses or is surrendered. Most of our UL policies also include provisions for surrender charges for early termination and partial withdrawals. As of December 31, 2004, 60.8% of our in-force block of universal life insurance was subject to surrender charges. We also sell joint, second-to-die policies that are typically used for estate planning purposes. These policies insure two lives rather than one, with the policy proceeds paid after the death of both insured individuals.

Accident and Health Insurance

The primary product in this line is Medicare supplement insurance. Our Medicare supplement insurance provides coverage for Medicare-qualified expenses that are not covered by Medicare because of applicable deductible or maximum limits. These products are sold to individuals through dedicated sales specialists.

Competition

We face significant competition in all our Protection segment operations. Our competitors include other large and highly rated insurance carriers. Some of these competitors have greater resources than we do, and many of them offer similar products and use similar distribution channels.

Corporate and Other

We also have a Corporate and Other segment, which consists primarily of net realized investment gains and unallocated corporate income, expenses and income taxes.

Distribution

We distribute our products through an extensive and diversified distribution network that is balanced between independent sales intermediaries, including financial intermediaries and independent producers, and dedicated sales specialists. We believe this access to a variety of distribution channels enables us to respond effectively to changing consumer needs and distribution trends. We compete with other financial institutions to attract and retain commercial relationships in each of these channels, and our success in competing for sales through these sales intermediaries depends upon factors such as the amount of sales commissions and fees we pay, the breadth of our product offerings, the strength of our brand, our perceived stability and our financial strength ratings, the marketing and services we provide to them and the strength of the relationships we maintain with individuals at those firms. We have strategically positioned our multi-channel distribution network to capture a broad share of the distributor and consumer markets and to accommodate different consumer preferences in how to purchase insurance and financial services products.

Retirement Income and Investments and Protection segments

Our Retirement Income and Investments and Protection segments both distribute their products through the following channels:

•	financial intermediaries, including banks, securities brokerage firms, and independent broker/dealers;

•	independent producers, including brokerage general agencies, or BGAs, affluent market producer groups and specialized brokers; and

•	dedicated sales specialists, including affiliated networks of both accountants and personal financial advisers.

The following table sets forth our annualized first-year premiums and deposits for the products in our Retirement Income and Investments and Protection segments, categorized by each of our distribution channels.

Annualized first-year premiums and deposits(1) (Dollar amounts in millions)	Year ended December 31, 2004				Year ended December 31, 2003
	Financial intermediaries	Independent producers	Dedicated sales specialists	Total	Financial intermediaries	Independent producers	Dedicated sales specialists	Total
Retirement Income and Investments	$932.3	$170.6	$43.9	$1,146.8	$1,663.1	$565.2	$92.6	$2,320.9
Protection	—	0.1	10.6	10.7	—	0.3	8.8	9.1

(1)	Annualized first-year premiums and deposits reflect the amount of business we generated during a specified period. We consider annualized first-year premiums and deposits to be a measure of our operating performance because they represent a measure of new sales of insurance policies and additional investments by our customers during a specified period, rather than a measure of our revenues or profitability during that period.

Financial intermediaries

We have selling agreements with various financial intermediaries in the U.S., including banks, securities brokerage firms and independent broker/dealers. We use financial intermediaries to distribute a significant portion of our deferred and income annuities and other investment products. They also distribute a small portion of our life insurance policies to their individual clients. We have wholesalers who are our employees and who work to develop sales relationships with new financial intermediaries and to expand sales with existing financial intermediaries. Approximately 11.9% of our variable annuity product sales in 2004 were through one national bank. However, we do not believe that the loss of such business would have a long-term adverse effect on our business and operations due to our competitive position in the marketplace and the availability of business from other distributors.

Independent producers

Brokerage general agencies. We distribute most of our products, including life insurance and annuities through independent BGAs located throughout the U.S. BGAs market our products, and those of other insurance companies, through a network of independent brokers who sell our products.

Affluent market producer groups. Through strong relationships with several industry-leading affluent market producer groups, we have access to producers who sell our products. These groups target high-net-worth individuals, which we define to include households with at least $1 million of liquid assets. We distribute annuity products through these groups.

Specialized brokers. We distribute certain products through brokers that specialize in a particular insurance or investment product and deliver customized service and support to their clients. We distribute GICs and funding agreements through a group of approximately 35 specialized brokers and investment managers as of December 31, 2004.

Dedicated sales specialists. We have dedicated sales specialists who sell our Medicare supplement insurance product and other products of our affiliated insurers on a select basis.

Marketing

As part of Genworth, we promote and differentiate our products and services through a variety of offerings, technology services, specialized support for our distributors and innovative marketing programs tailored to particular consumer groups.

In 2002, we introduced GERATM which became the foundation for our Income Distribution Series. Our Income and Distribution Series product and riders provide contractholders a lifetime income payout after an accumulation period of defined duration. These product and riders provide the opportunity for the contractholder to participate in the equity upside of the underlying accounts over the life of the annuitant while product design features, some of which have patents pending, mitigate risk to us. Marketing of these products is supported by internal and external wholesalers who help distributors understand each product’s and rider’s features. In addition, we also hold “Income Summits” throughout the country, educating distributors on the need for guaranteed income during one’s retirement years as part of a sound overall financial plan. We believe education of our distributors and potential contractholders is key to our success in marketing these products as they move from accumulation of assets to the “spend-down” or distribution of assets.

Since the completion of the Genworth Initial Public Offering (“IPO”), Genworth has customized its marketing approach to promote its new brand to key constituencies, including sales intermediaries, employees, investors and consumers. These programs include advertising on television shows and in trade and business periodicals that are likely to reach those demographic groups. We also seek to build recognition of the Genworth brand and maintain strong relationships with leading distributors by providing a high level of specialized and differentiated distribution support, such as product training, advanced marketing and sales solutions, financial product design for affluent customers and technology solutions that support the distributors’ sales efforts and by pursuing joint business improvement efforts. In addition, we sponsor various advisory councils with independent sales intermediaries and dedicated sales specialists to gather their feedback on industry trends, new product suggestions and ways to enhance our relationships.

In order to further meet the needs of our sales intermediaries, we also market the Genworth brand and our products to key consumer groups through targeted marketing programs. For example, Genworth sponsors the Genworth Center for Financial Learning, which provides a website to promote financial literacy. We believe the website contributes to the recognition of our products and services and generates loyalty among independent sales intermediaries and consumers.

Our branding strategy is to establish the new Genworth brand expeditiously while we continue to use the GE brand name and logo with customers. We have begun to transition some of our marketing and distribution activities to replace the GE brand name and monogram with our Genworth brand and logo. At the same time, we continue to use the GE brand name and monogram in marketing and distribution activities that we will replace with the Genworth brand in the future. Pursuant to a transitional trademark license agreement, GE granted us the right to use the “GE” mark and the “GE” monogram for up to five years following the Genworth IPO in connection with our products and services.

Risk Management

Overview

Risk management is a critical part of our business and we have adopted rigorous risk management processes in virtually every aspect of our operations, including product development, underwriting, investment management, asset-liability management and technology development projects. The primary objective of these risk management processes is to reduce the variations we experience from our expected results. We have an experienced group of professionals, including actuaries, statisticians and other specialists, dedicated exclusively to our risk management process. We believe we have benefited from the sophisticated risk management techniques that GE applies throughout its businesses, and we have emphasized our adherence to those techniques as a competitive advantage in marketing and managing our products.

New product introductions

Our risk management process begins with the development and introduction of new products and services. We have established a rigorous product development process that specifies a series of required analyses, reviews and approvals for any new product. This process includes a review of the market opportunity and competitive landscape for each proposed product, major pricing assumptions and methodologies, return expectations, reinsurance strategies, underwriting criteria and business risks and potential mitigating factors. Before we introduce a new product in the market, we establish a monitoring program with specific performance targets and leading indicators, which we monitor frequently to identify any deviations from expected performance so that we can take prompt corrective action when necessary. Significant product introductions require approval by our senior management team. We use a similarly rigorous process to introduce variations to existing products and to introduce existing products through new distribution channels.

Product performance reviews

We have Risk Committees at the Retirement Income and Investments and Protection segment levels. We also utilize Genworth’s Risk Committee which includes the following executives of Genworth: President and Chief Executive Officer, Chief Risk Officer, Chief Financial Officer, Chief Investment Officer, Chief Actuary, and the Presidents of our operating segments. This risk committee process requires reviews of each of the products in all operating segments on a regular cycle, typically approximately twice per year. These reviews include an analysis of the major drivers of profitability, underwriting performance, variations from expected results, regulatory and competitive environment and other factors affecting product performance. In addition, we initiate special reviews when a product’s performance fails to meet any of the indicators we established during that product’s introductory review process. If a product does not meet our performance criteria, we consider adjustments in pricing, design and marketing or ultimately discontinuing sales of that product. We review our underwriting, pricing and risk selection strategies on a regular basis to ensure that our products remain progressive, competitive and consistent with our marketing and profitability objectives. We are also subject to periodic external audits by our reinsurers, which provide us with valuable insights into other innovative risk management practices.

Asset-liability management

We maintain segmented investment portfolios for the majority of our product lines. This enables us to perform an ongoing analysis of the interest rate risks associated with each major product line, in addition to the interest rate risk for our overall enterprise. We analyze the behavior of our liability cash flows across a wide variety of future interest rate scenarios, reflecting policy features and expected policyholder behavior. We also analyze the behavior of our asset portfolios across the same scenarios. We believe this analysis shows the sensitivity of both our assets and liabilities to large and small changes in interest rates and enables us to manage our assets and liabilities more effectively.

Portfolio diversification

We use limits to ensure a spread of risk in our business. We have strict limitations on credit risk to avoid concentration in our investment portfolio. Our product portfolios have considerable diversification due to the variety of products we have sold over a number of years. We also manage unique product exposures in our business segments.

Actuarial databases and information systems

Our extensive actuarial databases and innovative information systems technology are important tools in our risk management programs. We also have substantial experience in offering individual life insurance products, and we have developed a large database of claims experience, particularly in preferred risk classes, which provides significant predictive experience for mortality.

Compliance

We take a disciplined approach to legal and regulatory compliance practices and throughout our company instill a strong commitment to integrity in business dealings and compliance with applicable laws and regulations. We have professionals dedicated to legal and regulatory compliance matters.

Related Party Transactions

We, and various other Genworth insurance company affiliates, all direct and or indirect subsidiaries of GE Capital are parties to an amended and restated services and shared expenses agreement under which each company agrees to provide and each company agrees to receive certain general services. These services include, but are not limited to, data processing, communications, marketing, public relations, advertising, investment management, human resources, accounting, actuarial, legal, administration of agent and agency matters, purchasing, underwriting and claims. Under the terms of the agreement settlements are to be made quarterly.

We are a party to an Amended and Restated Master Outsourcing Agreement and Project Specific Agreements with GE Capital International Services and a Master Outsourcing Agreement and Project Specific Agreements with GE Capital International Services - Americas, Inc. pursuant to which we receive various administrative, systems and other services.

We have an an Administrative Services Agreement with GE Capital Life Assurance Company of New York (“GECLA”) whereby we provide services to GECLA with respect to GECLA’s variable annuity products.

We are a party to an Amended and Restated Investment Management and Services Agreement with GE Asset Management Incorporated (“GEAM”) pursuant to which the Company receives investment-related services.

Additional information regarding related parties is included in note 8 to the financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004 (the “Annual Report”).

Operations and Technology

Service and support

We benefit from Genworth’s dedicated team of service and support personnel (including the operations through an arrangement with an outsourcing provider in India that is 40% owned by GE) who assist our sales intermediaries and customers with their service needs. We use advanced and, in some cases, proprietary, patent-pending technology to provide customer service and support, and we operate service centers that leverage technology, integrated processes, and Six Sigma process management techniques.

In our Retirement Income and Investments and Protection segments, we interact directly and cost-effectively with our independent sales intermediaries and dedicated sales specialists through secure websites that have enabled them to transact business with us electronically, obtain information about our products, submit applications, check application and account status and view commission information. We also provide our independent sales intermediaries and dedicated sales specialists with account information to disseminate to their customers through the use of industry-standard XML communications.

Operating centers

We have centralized our operations and have established scalable, low-cost operating centers in Virginia. We expect to realize additional efficiencies from further facility rationalization, which includes centralizing additional U.S. operations and consolidating mailrooms and print centers. In addition, through an arrangement with an outsourcing provider that is 40% owned by GE, we have a substantial team of professionals in India who provide a variety of services to us, including customer service, transaction processing, and functional support including finance, investment research, actuarial, risk and marketing resources to our insurance operations. Most of the personnel in India have college degrees, and many have graduate degrees.

Technology capabilities and process improvement

We rely on Genworth’s proprietary processes for project approvals, execution, risk management and benefit verification as part of our approach to technology investment. Genworth holds, or has applied for, more than 120 patents. Genworth’s technology team is experienced in large-scale project delivery, including many insurance administration system consolidations and the development of Internet-based servicing capabilities. Genworth continually manages technology costs by standardizing its technology infrastructure, consolidating application systems, reducing servers and storage devices and managing project execution risks. Genworth also works with associates from GE’s Global Research Center to develop new technologies that help deliver competitive advantages to our company. Genworth also may work in the future on new projects with the GE Global Research Center, other research organizations or academic institutions.

Reserves

We calculate and maintain reserves for estimated future benefit payments to our policyholders and contractholders in accordance with U.S. GAAP and industry accounting practices. We release these reserves as those future obligations are extinguished. The reserves we establish reflect estimates and actuarial assumptions with regard to our future experience. These estimates and actuarial assumptions involve the exercise of significant judgment. Our future financial results depend significantly upon the extent to which our actual future experience is consistent with the assumptions we have used in pricing our products and determining our reserves. Many factors can affect future experience, including economic and social conditions, inflation, healthcare costs, changes in doctrines of legal liability and damage awards in litigation. Therefore, we cannot determine with complete precision the ultimate amounts we will pay for actual future benefits or the timing of those payments.

Retirement Income and Investments

For our investment contracts, including annuities, GICs, and funding agreements, contractholder liabilities are equal to the accumulated contract account values, which generally consist of an accumulation of deposit payments, less withdrawals, plus investment earnings and interest credited to the account, less expense, mortality, and profit charges, if applicable. We also maintain a separate reserve for any expected future payments in excess of the account value due to the potential death of the contractholder. For variable life insurance policies, policyholder liabilities are generally based on policyholder account values, to include premiums collected, interest credited, deduction of policy charges and market performance.

Protection

We establish reserves for life insurance policies based upon generally recognized actuarial methods. We use mortality tables in general use in the U.S., modified where appropriate, to reflect relevant historical experience and our underwriting practices. Persistency, expense and interest rate assumptions are based upon relevant experience and expectations for future development. We establish reserves at amounts which, including the receipt of assumed additional premiums and interest assumed to be earned on the assets underlying the reserves, we expect to be sufficient to satisfy our policy obligations. The liability for policy benefits for universal life insurance policies and interest-sensitive whole life policies is equal to the balance that accrues to the benefit of policyholders, including credited interest, plus any amount needed to provide for additional benefits. We also establish reserves for amounts that we have deducted from the policyholder’s balance to compensate us for services to be performed in future periods.

Our liability for unpaid health insurance claims is an estimate of the ultimate net cost of both reported and unreported losses not yet settled. Our liability is based upon an evaluation of historical claim run-out patterns and includes a provision for adverse claim development. Reserves for incurred but not reported claims in our health insurance business are based upon historic incidence rates.

Reinsurance

We follow the industry practice of reinsuring portions of our insurance risks with reinsurance companies. We use reinsurance both to diversify our risks and to manage loss exposures and capital effectively. The use of reinsurance permits us to write policies in amounts larger than the risk we are willing to retain, and also to write a larger volume of new business.

We cede insurance primarily on a treaty basis, under which risks are ceded to a reinsurer on specific blocks of business where the underlying risks meet certain predetermined criteria. To a lesser extent, we cede insurance risks on a facultative basis, under which the reinsurer’s prior approval is required on each risk reinsured. Use of reinsurance does not discharge us, as the insurer, from liability on the insurance ceded. We, as the insurer, are required to pay the full amount of our insurance obligations even in circumstances where we are entitled or able to receive payments from our reinsurer. The principal reinsurers to which we cede risks have A.M. Best financial strength ratings ranging from “A+” to “A-.” Historically, we have not had significant concentrations of reinsurance risk with any one reinsurer. However, prior to the completion of the Genworth IPO, we entered into reinsurance transactions with UFLIC, which resulted in a significant concentration of reinsurance risk with UFLIC.

The following table sets forth our exposure to our top five reinsurers, along with the reinsurance recoverable as of December 31, 2004, and the A.M. Best ratings of those reinsurers as of that date:

(Dollar amounts in millions)	Reinsurance recoverable	A.M. Best rating
UFLIC (1)	$2,596.3	A-
Max Re Ltd	43.5	A-
Employers Reinsurance Corporation	5.9	A
Swiss Re Life & Health America Inc.	4.3	A+
RGA Reinsurance Co.	2.9	A+

(1)	See note 5 to the financial statements included in Item 8 of our Annual Report .

Financial Strength Ratings

Ratings with respect to financial strength are an important factor in establishing the competitive position of insurance companies. Ratings are important to maintaining public confidence in us and our ability to market our products.

Rating organizations review the financial performance and condition of most insurers and provide opinions regarding financial strength, operating performance and ability to meet obligations to policyholders or contractholders, but these ratings are not designed to be, and do not serve as, measures of protection or valuation offered to our policyholders or contractholders.

We are rated by A.M. Best, S&P, Moody’s and Fitch as follows:

	A.M. Best rating	S&P rating	Moody’s rating	Fitch rating
Financial strength rating	A+ (Superior)	AA- (Very Strong)	Aa3 (Excellent)	AA- (Very Strong)

Short-term rating	Not rated	A-1+	P-1	Not rated

A.M. Best states that its “A+” (Superior) rating is assigned to those companies that have, in its opinion, a superior ability to meet their ongoing obligations to policyholders. The “A+” (Superior) rating is the second-highest of fifteen ratings assigned by A.M. Best, which range from “A++” to “F”.

S&P states that an insurer rated “AA” (Very Strong) has very strong financial security characteristics that outweigh any vulnerabilities, and is highly likely to have the ability to meet financial commitments. The “AA” range is the second-highest of the four ratings ranges that meet these criteria, and also is the second-highest of nine financial strength rating ranges assigned by S&P, which range from “AAA” to “R.” A plus (+) or minus (-) shows relative standing in a rating category. Accordingly, the “AA-” rating is the fourth-highest of S&P’s 20 ratings categories. The short-term “A-1” rating is the highest rating and shows the capacity to meet financial commitments is strong. Within this category, the designation of a plus sign (+) indicates capacity to meet its financial commitments is extremely strong.

Moody’s states that insurance companies rated “Aa” (Excellent) offer excellent financial security. Moody’s states that companies in this group constitute what are generally known as high-grade companies. The “Aa” range is the second-highest of nine financial strength rating ranges assigned by Moody’s, which range from “Aaa” to “C.” Numeric modifiers are used to refer to the ranking within the group, with 1 being the highest and 3 being the lowest. Accordingly, the “Aa3” rating is the fourth-highest of Moody’s 21 ratings categories. Short-term rating “P1” is the highest rating and shows superior ability for repayment of short-term debt obligations.

Fitch states that “AA” (Very Strong) rated insurance companies are viewed as possessing very strong capacity to meet policyholder and contract obligations. Risk factors are modest, and the impact of any adverse business and economic factors is expected to be very small. The “AA” rating category is the second-highest of eight financial strength rating categories, which range from “AAA” to “D.” The symbol (+) or (-) may be appended to a rating to indicate the relative position of a credit within a rating category. These suffixes are not added to ratings in the “AAA” category or to ratings below the “CCC” category. Accordingly, the “AA-” rating is the fourth-highest of Fitch’s 24 ratings categories.

A.M. Best, S&P, Moody’s and Fitch review their ratings periodically and we cannot assure you that we will maintain our current ratings in the future. Other agencies may also rate our company on a solicited or an unsolicited basis.

Investments

As of December 31, 2004, we had total cash and invested assets of $8,877.0 million and an additional $8,636.7 million held in our separate accounts, for which we do not bear investment risk. We manage our assets to meet diversification, credit quality, yield and liquidity requirements of our policy and contract liabilities by investing primarily in fixed maturities, including government, municipal and corporate bonds, mortgage-backed and other asset-backed securities and mortgage loans on commercial real estate. We also invest in short-term securities and other investments, including a small position in equity securities. In all cases, our investments are required to comply with restrictions imposed by applicable laws and insurance regulatory authorities.

Our primary investment objective is to meet our obligations to policyholders and contractholders while increasing value to our stockholders by investing in a diversified portfolio of high-quality, income producing securities and other assets. Our investment strategy seeks to optimize investment income without relying on realized investment gains. Our investment strategy focuses primarily on:

•	minimizing interest rate risk through rigorous management of asset durations relative to policyholder and contractholder obligations;

•	selecting assets based on fundamental, research-driven strategies;

•	emphasizing fixed-interest, low-volatility assets;

•	maintaining sufficient liquidity to meet unexpected financial obligations;

•	continuously evaluating our asset class mix and pursuing additional investment classes; and

•	rigorous, continuous monitoring of asset quality.

We are exposed to two primary sources of investment risk:

•	credit risk, relating to the uncertainty associated with the continued ability of a given issuer to make timely payments of principal and interest; and

•	interest rate risk, relating to the market price and cash flow variability associated with changes in market interest rates.

We manage credit risk by analyzing issuers, transaction structures and real estate properties. We use sophisticated analytic techniques to monitor credit risk. For example, we continually measure the probability of credit default and estimated loss in the event of such a default, which may provide us with early notification of worsening credits. If an issuer downgrade causes our holdings of that issuer to exceed our risk thresholds, we automatically undertake a detailed review of the issuer’s credit. We also manage credit risk through industry and issuer diversification and asset allocation practices. For commercial real estate loans, we manage credit risk through geographic, property type and product type diversification and asset allocation. We routinely review different issuers and sectors and conduct more formal quarterly portfolio reviews with our Investment Committee.

We mitigate interest rate risk through rigorous management of the relationship between the duration of our assets and the duration of our liabilities, seeking to minimize risk of loss in both rising and falling interest rate environments. For further information on our management of interest rate risk, see “—Quantitative and Qualitative Disclosures About Market Risk.”

The following table sets forth our cash, cash equivalents and invested assets as of the dates indicated:

	December 31,
	2004		2003
(Dollar amounts in millions)	Carrying value	% of total	Carrying value	% of total
Fixed-maturities, available-for-sale
Public	$4,706.7	53.0%	$7,357.5	64.9%
Private	2,294.5	25.8%	2,283.2	20.2%
Mortgage loans	1,207.7	13.6%	1,262.3	11.1%
Other investments	466.5	5.3%	162.1	1.4%
Policy loans	148.4	1.7%	138.5	1.2%
Equity securities, available for sale	26.8	0.3%	26.0	0.2%
Cash, cash equivalents and short-term investments	26.4	0.3%	112.0	1.0%

Total cash and invested assets	$8,877.0	100.0%	$11,341.6	100.0%

Investment results

The annualized yield on general account cash and invested assets, excluding net realized investment gains was 4.2%, 4.6% and 5.2% for the years ended December 31, 2004, 2003 and 2002, respectively. The decline in investment yields is primarily attributable to purchases of assets in an interest rate environment where current market yields are lower than the existing portfolio yields.

The following table sets forth information about our investment income, excluding realized gains and losses, for the components of our investment portfolio for the periods indicated:

	For the years ended December 31,
	2004		2003		2002
(Dollar amounts in millions)	Yield	Amount	Yield	Amount	Yield	Amount
Fixed maturities – taxable	4.5%	$360.8	4.5%	$467.1	5.1%	$528.7
Fixed maturities – non-taxable	7.7%	0.1	7.8%	0.1	8.0%	0.1
Mortgage loans	6.3%	77.1	7.2%	81.8	7.6%	73.2
Equity securities	0.4%	0.1	(0.3)%	(0.1)	1.2%	0.8
Other investments	(4.0)%	(16.8)	(9.0)%	(10.4)	1.0%	0.6
Policy loans	5.2%	7.5	8.3%	10.8	5.4%	6.3

Gross investment income before expenses and fees	4.3%	428.8	4.7%	549.3	5.3%	609.7
Expenses and fees		(7.8)		(11.3)		(9.5)

Net investment income	4.2%	$421.0	4.6%	$538.0	5.2%	$600.2

Yields are based on average carrying values except for fixed maturities, equity securities and securities lending activity. Yields for fixed maturities and equity securities are based on amortized cost and cost, respectively. Yields for securities lending activity, which is included in other investments, are calculated net of the corresponding securities lending liability.

Fixed maturities

Fixed maturities, including tax-exempt bonds, consist principally of publicly traded and privately placed debt securities, and represented 78.9% and 85.0% of total cash and invested assets as of December 31, 2004 and 2003, respectively.

Based upon estimated fair value, public fixed maturities represented 67.2% and 76.3% of total fixed maturities as of December 31, 2004 and 2003, respectively. Private fixed maturities represented 32.8% and 23.7% of total fixed maturities as of December 31, 2004 and 2003, respectively. We invest in privately placed fixed maturities in an attempt to enhance the overall value of the portfolio, increase diversification and obtain higher yields than can ordinarily be obtained with comparable public market securities. Generally, private placements provide us with protective covenants, call protection features and, where applicable, a higher level of collateral. However, our private placements are not freely transferable because of restrictions imposed by federal and state securities laws, the terms of the securities, and illiquid trading markets.

The Securities Valuation Office of the National Association of Insurance Commissioners (“NAIC”) evaluates bond investments of U.S. insurers for regulatory reporting purposes and assigns securities to one of six investment categories called “NAIC designations.” The NAIC designations parallel the credit ratings of the Nationally Recognized Statistical Rating Organizations for marketable bonds. NAIC designations 1 and 2 include bonds considered investment grade (rated “Baa3” or higher by Moody’s, or rated “BBB-” or higher by S&P) by such rating organizations. NAIC designations 3 through 6 include bonds considered below investment grade (rated “Ba1” or lower by Moody’s, or rated “BB+” or lower by S&P).

The following tables present our public, private and aggregate fixed maturities by NAIC and/or equivalent ratings of the Nationally Recognized Statistical Rating Organizations, as well as the percentage, based upon estimated fair value, that each designation comprises. Our non-U.S. fixed maturities generally are not rated by the NAIC and are shown based upon their equivalent rating of the Nationally Recognized Statistical Rating Organizations. Similarly, certain privately placed fixed maturities that are not rated by the Nationally Recognized Statistical Rating Organizations are shown based upon their NAIC designation. Certain securities, primarily non-U.S. securities, are not rated by the NAIC or the Nationally Recognized Statistical Rating Organizations and are so designated.

		December 31,
Public fixed maturities		2004			2003
NAIC rating	Rating agency equivalent designation
(Dollar amounts in millions)		Amortized cost	Estimated fair value	% of total	Amortized cost	Estimated fair value	% of total
1	Aaa/Aa/A	$3,008.1	$3,046.6	64.7%	$4,524.6	$4,595.1	62.5%
2	Baa	1,210.5	1,258.8	26.7%	2,086.4	2,175.3	29.6%
3	Ba	287.9	305.2	6.5%	371.1	392.0	5.3%
4	B	78.6	77.8	1.7%	141.5	138.1	1.9%
5	Caa and lower	16.3	13.5	0.3%	32.1	28.9	0.4%
6	In or near default	4.1	4.8	0.1%	24.5	27.1	0.3%
	Not rated	—	—	—	1.0	1.0	—

	Total public fixed maturities	$4,605.5	$4,706.7	100.0%	$7,181.2	$7,357.5	100.0%

		December 31,
Private fixed maturities		2004			2003
NAIC rating	Rating agency equivalent designation
(Dollar amounts in millions)		Amortized cost	Estimated fair value	% of total	Amortized cost	Estimated fair value	% of total
1	Aaa/Aa/A	$973.9	$978.4	42.6%	$1,194.4	$1,210.6	53.0%
2	Baa	1,068.5	1,102.9	48.1%	865.4	884.1	38.7%
3	Ba	120.3	125.7	5.5%	89.4	89.6	3.9%
4	B	57.0	57.7	2.5%	20.2	20.1	0.9%
5	Caa and lower	14.4	13.4	0.6%	69.4	62.9	2.8%
6	In or near default	3.0	3.0	0.1%	16.1	15.9	0.7%
	Not rated	13.2	13.4	0.6%	—	—	—

	Total private fixed maturities	$2,250.3	$2,294.5	100.0%	$2,254.9	$2,283.2	100.0%

		December 31,
Total fixed maturities		2004			2003
NAIC rating	Rating agency equivalent designation
(Dollar amounts in millions)		Amortized cost	Estimated fair value	% of total	Amortized cost	Estimated fair value	% of total
1	Aaa/Aa/A	$3,982.0	$4,025.0	57.5%	$5,719.0	$5,805.7	60.2%
2	Baa	2,279.0	2,361.7	33.7%	2,951.8	3,059.4	31.7%
3	Ba	408.2	430.9	6.2%	460.5	481.6	5.0%
4	B	135.6	135.5	1.9%	161.7	158.2	1.6%
5	Caa and lower	30.7	26.9	0.4%	101.5	91.8	1.0%
6	In or near default	7.1	7.8	0.1%	40.6	43.0	0.5%
	Not rated	13.2	13.4	0.2%	1.0	1.0	—

	Total fixed maturities	$6,855.8	$7,001.2	100.0%	$9,436.1	$9,640.7	100.0%

The following table sets forth the amortized cost and estimated fair value of fixed maturities by contractual maturity dates (excluding scheduled sinking funds) as of the date indicated:

	December 31, 2004
(Dollar amounts in millions)	Amortized Cost	Estimated fair value
Due in one year or less	$411.5	$413.7
Due after one year through five years	1,886.2	1,938.3
Due after five years through ten years	1,603.9	1,662.9
Due after ten years	967.0	987.0

Subtotal	4,868.6	5,001.9
Mortgage-backed and asset-backed	1,987.2	1,999.3

Total fixed maturities	$6,855.8	$7,001.2

We diversify our fixed maturities by security sector. The following table sets forth the estimated fair value of our fixed maturities by sector as well as the percentage of the total fixed maturities holdings that each security sector comprised as of the dates indicated:

	December 31,
	2004		2003
(Dollar amounts in millions)	Estimated fair value	% of total	Estimated fair value	% of total
U.S. government and agencies	$52.4	0.7%	$18.0	0.2%
State and municipal	0.7	—%	0.9	—%
Government-Non U.S.	105.4	1.5%	72.6	0.8%
U.S. corporate	4,040.6	57.7%	5,583.3	57.9%
Corporate-Non-U.S.	802.8	11.5%	893.5	9.3%
Mortgage-backed	1,319.7	18.9%	1,843.2	19.1%
Asset-backed	679.6	9.7%	1,229.2	12.7%

Total fixed maturities	$7,001.2	100.0%	$9,640.7	100.0%

The following table sets forth the major industry types that comprise our corporate bond holdings, based primarily on industry codes established by Lehman Brothers, as well as the percentage of the total corporate bond holdings that each industry comprised as of the dates indicated:

	December 31,
	2004		2003
(Dollar amounts in millions)	Estimated fair value	% of total	Estimated fair value	% of total
Finance and insurance	$1,712.6	35.4%	$2,402.1	37.1%
Utilities and energy	834.5	17.2%	1,125.5	17.4%
Consumer—non cyclical	587.1	12.1%	808.5	12.5%
Capital goods	367.7	7.6%	468.9	7.2%
Consumer—cyclical	363.6	7.5%	460.1	7.1%
Industrial	288.7	6.0%	387.1	6.0%
Technology and communications	222.7	4.6%	355.9	5.5%
Transportation	92.1	1.9%	143.3	2.2%
Other	374.4	7.7%	325.4	5.0%

Total	$4,843.4	100.0%	$6,476.8	100.0%

We diversify our corporate bond holdings by industry and issuer. The portfolio does not have significant exposure to any single issuer. As of December 31, 2004, our combined corporate bond holdings in the ten issuers to which we had the greatest exposure was $682.0 million which was approximately 7.7% of our total cash and invested assets as of December 31, 2004. The exposure to the largest single issuer of corporate bonds held as of December 31, 2004 was $100.2 million, which was less than 1.1% of our total cash and invested assets as of that date.

Mortgage-backed securities

The following table sets forth the types of mortgage backed securities we held as of the dates indicated:

	December 31,
	2004		2003
(Dollar amounts in millions)	Estimated fair value	% of total	Estimated fair value	% of total
Commercial mortgage-backed securities	$863.6	65.4%	$1,248.0	67.7%
Collateralized mortgage obligations	243.0	18.4%	359.2	19.5%
Sequential pay class bonds	131.5	10.0%	157.8	8.5%
Planned amortization class bonds	16.8	1.3%	38.4	2.1%
Pass-through securities	23.7	1.8%	39.8	2.2%
Other	41.1	3.1%	—	—

Total	$1,319.7	100.0%	$1,843.2	100.0%

We purchase mortgage-backed securities to diversify our portfolio risk characteristics from primarily corporate credit risk to a mix of credit risk and cash flow risk. The principal risks inherent in holding mortgage-backed securities are prepayment and extension risks, which will affect the timing of when cash flow will be received. The majority of the mortgage-backed securities in our investment portfolio have relatively low cash flow variability. Our active monitoring and analysis of this portfolio, focus on stable types of securities and limits on our holdings of more volatile types of securities reduces the effects of interest rate fluctuations on this portfolio.

Commercial mortgage-backed securities, or CMBS, which represent our largest class of mortgage-backed securities, are securities backed by a diversified pool of first mortgage loans on commercial properties ranging in size, property type and geographic location. The primary risk associated with CMBS is default risk. Prepayment risk on CMBS is generally low because of prepayment restrictions contained in the underlying collateral.

The majority of our collateralized mortgage obligations, or CMOs, are guaranteed or otherwise supported by the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation or Government National Mortgage Association. CMOs separate mortgage pools into different maturity classes called tranches. This separation generally provides for greater cash flow stability than other mortgage-backed securities.

Sequential pay class bonds receive principal payments in a prescribed sequence without a pre-determined prepayment schedule. Planned amortization class bonds are bonds structured to provide more certain cash flows to the investor and therefore are subject to less prepayment and extension risk than other mortgage-backed securities.

Pass-through securities are the most liquid assets in the mortgage-backed sector. Pass-through securities distribute, on pro rata basis to their holders, the monthly cash flows of principal and interest, both scheduled and prepayments, generated by the underlying mortgages.

Asset-backed securities

The following table sets forth the types of asset-backed securities we held as of the dates indicated:

	December 31,
	2004		2003
(Dollar amounts in millions)	Estimated fair value	% of total	Estimated fair value	% of total
Credit card receivables	$214.7	31.6%	$322.9	26.3%
Home equity loans	117.1	17.2%	282.5	23.0%
Automobile receivables	130.5	19.2%	505.0	41.1%
Other	217.3	32.0%	118.8	9.6%

Total	$679.6	100.0%	$1,229.2	100.0%

We purchase asset-backed securities both to diversify the overall risks of our fixed maturities portfolio and to provide attractive returns. Our asset-backed securities are diversified by type of asset, issuer and servicer. As of December 31, 2004, approximately $407.7 million, or 60.0%, of the total amount of our asset-backed securities were rated “Aaa/AAA” by Moody’s or S&P.

The principal risks in holding asset-backed securities are structural, credit and capital market risks. Structural risks include the security’s priority in the issuer’s capital structure, the adequacy of and ability to realize proceeds from the collateral and the potential for prepayments. Credit risks include consumer or corporate credits such as credit card holders, equipment lessees, and corporate obligors. Capital market risks include the general level of interest rates and the liquidity for these securities in the marketplace.

Mortgage loans

Our mortgage loans are collateralized by commercial properties, including multifamily residential buildings. The carrying value of mortgage loans is stated at original cost net of prepayments and amortization.

We diversify our commercial mortgage loans by both property type and geographic region. The following table sets forth the distribution across property type and geographic region for commercial mortgage loans as of the dates indicated:

	December 31,
Property Type	2004		2003
(Dollar amounts in millions)	Carrying value	% of total	Carrying value	% of total
Office	$356.1	29.5%	$410.0	32.5%
Industrial	386.2	32.0%	421.7	33.4%
Retail	335.9	27.8%	301.5	23.9%
Apartments	105.6	8.7%	97.3	7.7%
Mixed use/other	23.9	2.0%	31.8	2.5%

Total	$1,207.7	100.0%	$1,262.3	100.0%

	December 31,
Geographic Region	2004		2003
(Dollar amounts in millions)	Carrying value	% of total	Carrying value	% of total
Pacific	$332.8	27.6%	$376.4	29.8%
South Atlantic	255.3	21.1%	252.1	20.0%
Middle Atlantic	129.3	10.7%	163.7	13.0%
East North Central	215.1	17.8%	218.8	17.3%
Mountain	101.4	8.4%	105.2	8.4%
West South Central	65.8	5.4%	50.8	4.0%
West North Central	52.0	4.3%	48.1	3.8%
East South Central	15.4	1.3%	16.4	1.3%
New England	40.6	3.4%	30.8	2.4%

Total	$1,207.7	100.0%	$1,262.3	100.0%

The following table sets forth the distribution of our commercial mortgage loans by loan size as of the dates indicated:

	December 31,
	2004			2003
(Dollar amounts in millions)	Number of loans	Principal balance	% of total	Number of loans	Principal balance	% of total
Under $5 million	287	$585.8	48.1%	316	$642.8	50.6%
$5 million but less than $10 million	40	268.8	22.1%	44	284.9	22.4%
$10 million but less than $20 million	11	157.6	13.0%	13	180.1	14.2%
$20 million but less than $30 million	2	45.1	3.7%	2	47.0	3.7%
More than $30 million	4	159.4	13.1%	3	116.4	9.1%

Total	344	$1,216.7	100.0%	378	$1,271.2	100.0%

The following table sets forth the scheduled maturities for our commercial mortgage loans as of the date indicated:

	December 31, 2004
(Dollar amounts in millions)	Carrying value	% of total
Due in 1 year or less	$24.5	2.0%
Due after 1 year through 2 years	10.2	0.9%
Due after 2 year through 3 years	11.3	0.9%
Due after 3 year through 4 years	92.0	7.6%
Due after 4 year through 5 years	66.2	5.5%
Due after 5 years	1,003.5	83.1%

Total	$1,207.7	100.0%

We monitor our mortgage loans on a continual basis. These reviews include an analysis of the property, its financial statements, the relevant market and tenant creditworthiness. Through this monitoring process, we review loans that are restructured, delinquent or under foreclosure and identify those that management considers to be potentially delinquent.

The following table sets forth the changes in allowance for losses on mortgage loans as of the dates indicated:

	As of or for the years ended December 31,
(Dollar amounts in millions)	2004	2003
Balance, beginning of period	$10.4	$8.9
Additions	1.0	1.5
Deductions for writedowns and dispositions	(1.0)	—

Balance, end of period	$10.4	$10.4

Equity securities

Our equity securities, which are classified as available-for-sale, primarily consist of retained interests in our securitization transactions, as well as mutual funds and investments in publicly-traded preferred and common stocks of U.S. and non-U.S. companies.

Other investments

The following table sets forth the carrying values of our other investments as of the dates indicated:

	December 31,
	2004		2003
(Dollar amounts in millions)	Carrying value	% of total	Carrying value	% of total
Securities lending	$406.9	87.2%	$102.7	63.4%
Limited partnerships	53.0	11.4%	53.9	33.2%
Other investments	6.6	1.4%	5.5	3.4%

Total	$466.5	100.0%	$162.1	100.0%

We participate in a securities lending program whereby blocks of securities included in our portfolio are loaned primarily to major brokerage firms. We require a minimum of 102% of the fair value of the loaned securities to be separately maintained as collateral for the loans. The limited partnerships primarily represent interests in pooled investment funds that make private equity investments in U.S. and non-U.S. companies. Real estate consists of ownership of real property, primarily commercial property. Other investments are primarily swaps, amounts on deposit with foreign governments, options and strategic equity investments.

Derivative financial instruments

Our policy allows for the use of derivative financial instruments, such as interest rate and currency swaps, currency forwards and option-based financial instruments, as part of our risk management strategy. We may use these derivatives to mitigate certain risks, including interest rate risk, currency risk and equity risk, by:

•	reducing the risk between the timing of the receipt of cash and its investment in the market;

•	matching the currency of invested assets with the liabilities they support;

•	converting the asset duration to match the duration of the liabilities;

•	reducing our exposure to fluctuations in equity market indices that underlie some of our products; and

•	protecting against the early termination of an asset or liability.

As a matter of policy, we have not and will not engage in derivative market-making, speculative derivative trading or other speculative derivatives activities.

The following table sets forth our positions in derivative financial instruments as of the dates indicated:

	December 31,
	2004		2003
(Dollar amounts in millions)	Notional value	% of total	Notional value	% of total
Interest rate swaps	$105.0	95.6%	$186.8	97.1%
Equity index options	4.8	4.4%	—	—
Swaptions	—	—	5.6	2.9%

Total	$109.8	100.0%	$192.4	100.0%

Regulation

Our businesses are subject to extensive regulation and supervision.

General

Our insurance operations are subject to a wide variety of laws and regulations. State insurance laws regulate most aspects of our business, and we are regulated by the insurance departments of the states in which we are domiciled and licensed to transact business. We and our insurance products also are affected by U.S. federal, state and local tax laws. Insurance products that constitute “securities,” such as variable annuities and variable life insurance policies, also are subject to U.S. federal and state securities laws and regulations. The Securities and Exchange Commission, or SEC, the National Association of Securities Dealers, or NASD, as well as the insurance departments of the states in which we are licensed, regulate and supervise these products.

The purpose of the laws and regulations affecting our insurance and securities businesses is primarily to protect our customers. Many of the laws and regulations to which we are subject are regularly re-examined, and existing or future laws and regulations may become more restrictive or otherwise adversely affect our operations.

In addition, insurance and securities regulatory authorities (including state law enforcement agencies and attorneys general) increasingly make inquiries regarding compliance by us with insurance, securities and other laws and regulations regarding the conduct of our insurance business and insurance products which are also regulated as securities products. We cooperate with such inquiries and take corrective action when warranted.

Some of our customers and independent sales intermediaries also operate in regulated environments. Changes in the regulations that affect their operations also may affect our business relationships with them and their ability to purchase or to distribute our products.

Insurance Regulation

We are licensed and regulated in all jurisdictions in which we conduct insurance business. The extent of this regulation varies, but most jurisdictions have laws and regulations governing the financial condition of insurers, including standards of solvency, types and concentration of investments, establishment and maintenance of reserves, credit for reinsurance and requirements of capital adequacy, and the business conduct of insurers, including marketing and sales practices and claims handling. In addition, statutes and regulations usually require the licensing of insurers and their agents, the approval of policy forms and related materials and the approval of rates for certain lines of insurance.

The types of insurance laws and regulations applicable to us are described below.

Insurance holding company regulation

All jurisdictions in which we conduct insurance business have enacted legislation that requires each insurance company in a holding company system, except captive insurance companies, to register with the insurance regulatory authority of its jurisdiction of domicile and to furnish that regulatory authority financial and other information concerning the operations of, and the interrelationships and transactions among, companies within its holding company system that may materially affect the operations, management or financial condition of the insurers within that system. These laws and regulations also regulate transactions between insurance companies and their parents and affiliates. Generally, these laws and regulations require that all transactions within a holding company system between an insurer and its affiliates be fair and reasonable and that the insurer’s statutory surplus following any transaction with an affiliate be both reasonable in relation to its outstanding liabilities and adequate to its financial needs. Statutory surplus is the excess of admitted assets over the sum of statutory liabilities and capital. For certain types of agreements and transactions between an insurer and its affiliates, these laws and regulations require prior notification to, and non-disapproval or approval by, the insurance regulatory authority of the insurer’s jurisdiction of domicile.

Policy forms

Our policy forms are subject to regulation in every jurisdiction in which we are licensed to transact insurance business. In most jurisdictions, policy forms must be filed prior to, or concurrent with, their use. In some jurisdictions, forms may also need to be approved or declared effective by the appropriate regulator prior to use.

Market conduct regulation

The laws and regulations of jurisdictions include numerous provisions governing the marketplace activities of insurers, including provisions governing the form and content of disclosure to consumers, product illustrations, advertising, product replacement, sales and underwriting practices, complaint handling and claims handling. Regulatory authorities generally enforce these provisions through periodic market conduct examinations.

Statutory examinations

As part of their regulatory oversight process, insurance departments conduct periodic detailed examinations of the books, records, accounts and business practices of insurers which conduct business in their jurisdictions. These examinations generally are conducted in cooperation with the insurance departments of two or three other states or jurisdictions, representing each of the NAIC zones, under guidelines promulgated by the NAIC. In the three-year period ended December 31, 2004, we have not received any material adverse findings resulting from any insurance department examinations.

Guaranty associations and similar arrangements

Most of the jurisdictions in which we are licensed to transact business require life insurers doing business within the jurisdiction to participate in guaranty associations, which are organized to pay contractual benefits owed pursuant to insurance policies of insurers who become impaired or insolvent. These associations levy assessments, up to prescribed limits, on all member insurers in a particular jurisdiction on the basis of the proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer is engaged. Some jurisdictions permit member insurers to recover assessments paid through full or partial premium tax offsets.

Aggregate assessments levied against us totaled $0.5 million, $(0.6) million and $(0.1) million for the years ended December 31, 2004, 2003 and 2002, respectively. Although the amount and timing of future assessments are not predictable, we have established liabilities for guaranty fund assessments that we consider adequate for assessments with respect to insurers that currently are subject to insolvency proceedings.

Policy and contract reserve sufficiency analysis

Under the laws and regulations of the Commonwealth of Virginia, we are required to conduct annual analyses of the sufficiency of our life and health insurance and annuity statutory reserves. In addition, other jurisdictions in which we are licensed may have certain reserve requirements that differ from those of our domiciliary jurisdiction. In each case, a qualified actuary must submit an opinion that states that the aggregate statutory reserves, when considered in light of the assets held with respect to such reserves, make good and sufficient provision for the associated contractual obligations and related expenses of the insurer. If such an opinion cannot be provided, the affected insurer must set up additional reserves by moving funds from surplus. We submit these opinions annually to applicable insurance regulatory authorities.

Surplus and capital requirements

Insurance regulators have the discretionary authority, in connection with the ongoing licensing of our Company, to limit or prohibit the ability of an insurer to issue new policies if, in the regulators’ judgment, the insurer is not maintaining a minimum amount of surplus or is in hazardous financial condition. Insurance regulators may also limit the ability of an insurer to issue new life insurance policies and annuity contracts above an amount based upon the face amount and premiums of policies of a similar type issued in the prior year. We do not believe that the current or anticipated levels of our statutory surplus present a material risk that any such regulator would limit the amount of new policies that we may issue.

Risk-based capital

The NAIC has established risk-based capital standards for our Company as well as a model act with the intention that these standards be applied at the state level. The model act provides that life insurance companies must submit an annual risk-based capital report to state regulators reporting their risk-based capital based upon four categories of risk: asset risk, insurance risk, interest rate risk and business risk. For each category, the capital requirement is determined by applying factors to various asset, premium and reserve items, with the factor being higher for those items with greater underlying risk and lower for less risky items. The formula is intended to be used by insurance regulators as an early warning tool to identify possible weakly capitalized companies for purposes of initiating further regulatory action.

If an insurer’s risk-based capital falls below specified levels, the insurer would be subject to different degrees of regulatory action depending upon the level. These actions range from requiring the insurer to propose actions to correct the capital deficiency to placing the insurer under regulatory control. As of December 31, 2004, our risk-based capital exceeded the level of risk-based capital that would require us to take or become subject to any corrective action.

Statutory accounting principles

Statutory accounting principles, or SAP, is a basis of accounting developed by insurance regulators to monitor and regulate the solvency of insurance companies. In developing SAP, insurance regulators were primarily concerned with assuring an insurer’s ability to pay all its current and future obligations to policyholders. As a result, statutory accounting focuses on conservatively valuing the assets and liabilities of insurers, generally in accordance with standards specified by the insurer’s domiciliary jurisdiction. Uniform statutory accounting practices are established by the NAIC and generally adopted by regulators in the various jurisdictions in which we conduct business. These accounting principles and related regulations determine, among other things, the amounts we may pay as dividends.

U.S. GAAP is designed to measure a business on a going-concern basis. It gives consideration to matching of revenue and expenses and, as a result, certain expenses are capitalized when incurred and then amortized over the life of the associated policies. The valuation of assets and liabilities under U.S. GAAP is based in part upon best estimate assumptions made by the insurer. Stockholders’ equity represents both amounts currently available and amounts expected to emerge over the life of the business. As a result, the values for assets, liabilities and equity reflected in financial statements prepared in accordance with U.S. GAAP may be different from those reflected in financial statements prepared under SAP.

Regulation of investments

We are subject to laws and regulations that require diversification of our investment portfolio and limit the amount of our investments in certain asset categories, such as below investment grade fixed maturities, equity real estate, other equity investments and derivatives. Failure to comply with these laws and regulations would cause investments exceeding regulatory limitations to be treated as non-admitted assets for purposes of measuring surplus, and, in some instances, would require divestiture of such non-complying investments. We believe our investments comply with these laws and regulations.

Federal regulation

Our variable life insurance and variable annuity products generally are “securities” within the meaning of federal securities laws and regulations. As a result, most of our variable annuity products and all of our variable life insurance products are registered under the Securities Act of 1933 and are subject to regulation by the SEC. These products are sold by broker/dealers of member firms of the NASD, and the NASD, along with the SEC, regulates the sales and marketing activities with respect to these products. Federal and state securities regulation similar to that discussed below under “Other Laws and Regulations—Securities regulation” affect investment advice and sales and related activities with respect to these products. In addition, although the federal government does not comprehensively regulate the business of insurance, federal legislation and administrative policies in several other areas, including taxation, financial services regulation and pension and welfare benefits regulation, can also significantly affect the insurance industry.

Federal initiatives

Although the federal government generally does not directly regulate the insurance business, federal initiatives often and increasingly have an impact on the business in a variety of ways. From time to time, federal measures are proposed which may significantly affect the insurance business, including limitations on antitrust immunity, tax incentives for lifetime annuity payouts, simplification bills affecting tax-advantaged or tax-exempt savings and retirement vehicles, and proposals to modify or make permanent the estate tax repeal enacted in 2001. In addition, various forms of direct federal regulation of insurance have been proposed in recent years. These proposals have included “The Federal Insurance Consumer Protection Act of 2003” and “The State Modernization and Regulatory Transparency Act.” The Federal Insurance Consumer Protection Act of 2003 would have established comprehensive and exclusive federal regulation over all “interstate insurers,” including all life insurers selling in more than one state. This proposed legislation was not enacted. The State Modernization and Regulatory Transparency Act would maintain state-based regulation of insurance but would change the way that states regulate certain aspects of the business of insurance including rates, agent and company licensing, and market conduct examinations. This proposed legislation remains pending. We cannot predict whether this or other proposals will be adopted, or what impact, if any, such proposals or, if adopted, such laws may have on our business, financial condition or results of operation.

Changes in tax laws

Changes in tax laws could make some of our products less attractive to consumers. For example, the gradual repeal of the federal estate tax, begun in 2001, is continuing to be phased in through 2010. The repeal and continuing uncertainty created by the repeal of the federal estate tax has resulted in reduced sales, and could continue to adversely affect sales and surrenders, of some of our estate planning products, including survivorship/second-to-die life insurance policies. In May 2003, U.S. President George W. Bush signed into law the Jobs and Growth Tax Relief Reconciliation Act of 2003, which lowered the federal income tax rate on capital gains and certain ordinary dividends. This reduction may provide an incentive for certain of our customers and potential customers to shift assets into mutual funds and away from our products, including annuities, that are designed to defer taxes payable on investment returns.

Other Laws and Regulations

Securities regulation

Certain of our policies and contracts offered are subject to various levels of regulation under the federal securities laws regulated by the SEC. Some of our variable annuity contracts and all of our variable life insurance policy separate accounts are registered under the Investment Company Act of 1940. Some of our variable annuity contracts and all of our variable life policies are registered under the Securities Act of 1933.

These laws and regulations are primarily intended to protect investors in the securities markets and generally grant supervisory agencies broad administrative powers, including the power to limit or restrict the conduct of business for failure to comply with such laws and regulations. In such event, the possible sanctions that may be imposed include suspension of individual employees, limitations on the activities in which an investment adviser or broker/dealer may engage, suspension or revocation of an investment adviser or broker/dealer registration, censure or fines. We may also be subject to similar laws and regulations in the states in which we offer the products described above or conduct other securities-related activities.

We also serve as the depositor for variable annuity contracts and other debt securities that rely on certain exemptions from registration under the Investment Company Act of 1940 and the Securities Act of 1933. Nevertheless, certain provisions of the Investment Company Act of 1940 and the Securities Act of 1933 may apply to these products issued under certain circumstances.

The Investment Company Act of 1940, the Investment Advisers Act of 1940 and the Securities Act of 1933, including the rules and regulations promulgated thereunder, are subject to change, which may affect us and any products we issue.

Environmental considerations

As an owner and operator of real property, we are subject to extensive U.S. federal and state environmental laws and regulations. Potential environmental liabilities and costs in connection with any required remediation of such properties also is an inherent risk in property ownership and operation. In addition, we hold equity interests in companies and have made loans secured by properties that could potentially be subject to environmental liabilities. We routinely have environmental assessments performed with respect to real estate being acquired for investment and real property to be acquired through foreclosure. We cannot provide assurance that unexpected environmental liabilities will not arise. However, based upon information currently available to us, we believe that any costs associated with compliance with environmental laws and regulations or any remediation of such properties will not have a material adverse effect on our business, financial condition or results of operations.

ERISA considerations

We provide certain products and services to certain employee benefit plans that are subject to ERISA or the Internal Revenue Code. As such, our activities are subject to the restrictions imposed by ERISA and the Internal Revenue Code, including the requirement under ERISA that fiduciaries must perform their duties solely in the interests of ERISA plan participants and beneficiaries and the requirement under ERISA and the Internal Revenue Code that fiduciaries may not cause a covered plan to engage in certain prohibited transactions with persons who have certain relationships with respect to such plans. The applicable provisions of ERISA and the Internal Revenue Code are subject to enforcement by the U.S. Department of Labor, the IRS and the Pension Benefit Guaranty Corporation.

USA Patriot Act

The USA Patriot Act of 2001, or the Patriot Act, enacted in response to the terrorist attacks on September 11, 2001, contains anti-money laundering and financial transparency laws and mandates the implementation of various new regulations applicable to broker/dealers and other financial services companies including insurance companies. The Patriot Act seeks to promote cooperation among financial institutions, regulators and law enforcement entities in identifying parties that may be involved in terrorism or money laundering. Anti-money laundering laws outside of the U.S. contain similar provisions. The increased obligations of financial institutions to identify their customers, watch for and report suspicious transactions, respond to requests for information by regulatory authorities and law enforcement agencies, and share information with other financial institutions, require the implementation and maintenance of internal practices, procedures and controls. We believe that we have implemented, and that we maintain, appropriate internal practices, procedures and controls to enable us to comply with the provisions of the Patriot Act.

Privacy of consumer information

U.S. federal and state laws and regulations require financial institutions, including insurance companies, to protect the security and confidentiality of consumer financial information and to notify consumers about their policies and practices relating to their collection and disclosure of consumer information and their policies relating to protecting the security and confidentiality of that information. Similarly, federal and state laws and regulations also govern the disclosure and security of consumer health information. In particular, regulations promulgated by the U.S. Department of Health and Human Services regulate the disclosure and use of protected health information by health insurers and others, the physical and procedural safeguards employed to protect the security of that information and the electronic transmission of such information. Congress and state legislatures are expected to consider additional legislation relating to privacy and other aspects of consumer information.